Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Corporation:	HYPERION THERAPEUTICS, INC., a Delaware corporation
Number of Shares:	1,671
Class of Securities:	Common Stock
Initial Exercise Price:	$314.13 per share
Original Issue Date:	October 2, 2007
Date of Amendment/ Restatement:	July 6, 2012
Expiration Date:	October 2, 2017 (5:00 p.m., California time)

WHEREAS, on October 2, 2007, HYPERION THERAPEUTICS, INC. (the “Company”) issued a warrant to purchase 300,000 shares of Series B Preferred Stock (the “Prior Warrant”) to COMERICA BANK, a Texas banking association, subsequently assigned to COMERICA VENTURES INCORPORATED, a California corporation, or its assignee (“Holder”).

WHEREAS, on June 29, 2009, each one share of the Company’s issued and outstanding Series B Preferred Stock was combined and reclassified into one share of the Company’s Common Stock (the “Reclassification”).

WHEREAS, on June 29, 2009, the Company also effected a reverse stock split whereby each issued and outstanding share of the Company’s Common Stock was reclassified and changed based on the ratio of 1/179.5 fully paid and nonassessable shares of the Company’s Common Stock (the “Reverse Split”).

WHEREAS, in accordance with the Reclassification and the Reverse Split, the Company’s Prior Warrant was converted into a warrant to purchase 1,671 shares of the Company’s Common Stock.

WHEREAS, pursuant to the recapitalization, the Company and the Holder now desire to issue this warrant for Common Stock (“Warrant”) which shall amend, restate and supersede the Prior Warrant.

THIS AMENDED AND RESTATED WARRANT TO PURCHASE STOCK CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, Holder is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. As used herein, “Warrant Shares” shall mean the shares of

Common Stock which Holder may acquire pursuant to this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 (the “Notice of Exercise”) to the principal office of the Company. Holder shall also deliver to the Company a check or wire for the aggregate Warrant Price for the Shares being purchased.

1.2 Intentionally Omitted.

1.3 Delivery of Certificate and New Warrant. Within 45 days after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4 Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like terms and tenor.

1.5 Acquisition of the Company.

1.5.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.5.2 Assumption of Warrant. Upon the closing of any Acquisition (other than an Acquisition in which the consideration received by the Company’s stockholders consists solely of cash), and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Shares (or securities into which Shares may be converted) payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of common stock or securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments or delivery of property which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased and the number of Shares issuable under this Warrant shall be proportionately decreased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable under this Warrant shall be proportionately increased.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer or Vice President of Finance setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, the Holder as of the Issue Date as follows:

3.1.1 The Company (i) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (ii) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (iii) is qualified as a foreign corporation in all jurisdictions where such qualification is required.

3.1.2 The Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

3.1.3 All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of the Company enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency reorganization or similar laws relating to or affecting the enforcement of creditors’ rights.

3.1.4 Based upon the representations and warranties of the Holder, this Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, will be issued in accordance with all applicable state and federal securities laws; and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation, as amended, or this Warrant. Based upon the representations and warranties of the Holder, the offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

3.1.5 The execution, delivery, and performance of this Warrant will not result in (i) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (A) any provision of the Company’s Certificate of Incorporation or By-laws (in each case as amended); (B) any provision of any judgment, decree, or order to which the Company is a party, by which it is bound, or to which any of its material assets are subject; (C) any contract, obligation, or commitment to which the

Company is a party or by which it is bound; or (D) any statute, rule, or governmental regulation applicable to the Company, or (ii) the creation of any lien, charge or encumbrance upon any assets of the Company.

3.1.6 The initial Warrant Price referenced on the first page of this Warrant is the price per share of the Shares entered into in a negotiated transaction with third party investors prior to the Issue Date.

3.1.7 The Company’s capitalization table attached to this Warrant is true and complete and, reflects (i) all outstanding capital stock of the Company and (ii) all outstanding warrants, options and other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of the Company including this Warrant.

3.2 Representations and Warranties of Holder, With respect to the acquisition of this Warrant and any of the Shares Holder hereby represents and warrants to, and agrees with, the Company as follows:

3.2.1 Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

3.2.2 Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

3.2.3 Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

3.2.4 Restricted Securities. Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

3.3 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) take any other action covered by Article 1.5 or Article 2, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a), (b) and, as applicable (e) above; and (2) in the case of the matters referred to in (c), (d) and, as applicable, (e) above at least 20 days prior written notice of the date then anticipated to be the closing or record date (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

3.4 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques generally provided to holders of Series B Preferred Stock, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and, (c) if prepared by the Company within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.5 Registration of Shares Under the Act. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit A.

ARTICLE 4. MISCELLANEOUS.

4.1 Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 90 days after the date the Company delivers such notice to Holder.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

(a) Warrant: THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b) Shares: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE

TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERIIPICATE IS SUBJECT TO, AND IN SOME CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Warrant Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

4.4 Transfer Procedure. Subject to the provisions of Article 4.3, Holder may transfer all or part of this Warrant or the Warrant Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Warrant Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated and its affiliates, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-

class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

COMERICA VENTURES INCORPORATED

Attn: Warrant Administrator

1717 Main Street

5th Floor, MC 6406

Dallas, Texas 75201

All notices to the Company shall be addressed as follows:

HYPERION THERAPEUTICS, INC.

601 Gateway Blvd., Suite 200

South San Francisco, CA 94080

Attn: Chief Financial Officer

4.6 Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 No Other Agreements. This Warrant constitutes the full and entire understanding and agreement between the parties with respect to the subject hereof, and supersedes all prior negotiations, agreements and understandings with respect thereto. Neither this Warrant nor any term hereof may be amended, waived, discharged or terminated verbally, but only by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

4.10 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties acknowledge and agree to accept this Warrant as the replacement warrant for the Prior Warrant.

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald J. Santel
Name:	Donald J. Santel
Title:	Chief Executive Officer

COMERICA VENTURES INCORPORATED

By:	/s/ LaReeda Rentie
Name:	LaReeda Rentie
Title:	Assistant Vice President

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby irrevocably elects to purchase                      shares of Common Stock of HYPERION THERAPEUTICS, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

ATTN: Warrant Administrator

1717 Main Street

5th Floor, MC 6406

Dallas, Texas 75201

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

EXHIBIT A

Registration Rights

The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its Preferred Stock investor(s):

Investor Rights Agreement dated August 24, 2007, as amended

The Company agrees that no amendments will be made to the Agreement which would have a disparate adverse impact on Holder’s registration rights thereunder in comparison to the other holders of the Shares, without the consent of Holder. Upon exercise of the Warrant to which this Exhibit A is attached, Holder shall become a party to the Agreement solely for the purpose of the above-mentioned registration rights.